Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-52796, 333-34780, 33-80036, 33-80050, 333-62017, 333-117601 and 333-117602) and the Registration Statements on Form S-3 (File Nos. 333-64704, 333-43204, 333-52736, 33-64021, 333-08607, 333-56755, 333-64761, 333-89341, 333-109583 and 333-106918) of AVANT Immunotherapeutics, Inc. of our report dated March 16, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 16, 2007